UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-31560	98-0648577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland	N/A
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On July 25, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Seagate Technology plc (the “Company”) approved the increase of William D. Mosley’s annual base salary from $600,018 to $800,010, effective July 25, 2016, in recognition of Mr. Mosley’s expanded role with the Company.  Mr. Mosley was appointed the Company’s President and Chief Operating Officer on June 27, 2016.  No other changes were made to Mr. Mosley’s compensation arrangements in connection with his appointment as President and Chief Operating Officer.

(e) Executive Bonus Opportunities

On July 25, 2016, the Compensation Committee approved a cash bonus opportunity for the Company’s 2017 fiscal year for each of William D. Mosley, President and Chief Operating Officer and Philip Brace, President of the Cloud Systems and Silicon  Group (“CSSG”) of the Company.

The bonus opportunity, which is in addition to the bonus that may be earned under the Company’s Executive Officer Performance Bonus Plan (the “EOPB”), is up to 25% of each executive’s annual base salary.  The payout will be based on the level of funding of the EOPB for the Company’s 2017 fiscal year, up to target, as well as the achievement of individual goals tied to strategic objectives for each executive’s organization during the 2017 fiscal year.  For Mr. Mosley, these goals relate to overseeing the development and improvement of certain new and existing technologies, implementing various operational efficiency strategies in the Company’s global manufacturing operations, and improving customer advocacy.  For Mr. Brace, these goals relate to development and achievement of business and strategic initiatives, such as product launches, operational efficiency and expanding CSSG’s market reach

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

By:	/s/ Regan J. MacPherson
Name:	Regan J. MacPherson
Title:	Senior Vice President, General Counsel and Secretary

Date: July 28, 2016

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